File No. 70-8507

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              ----------------------------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 12

                                   TO FORM U-1

                           APPLICATION AND DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
              ----------------------------------------------------

                               NORTHEAST UTILITIES
                       NORTHEAST UTILITIES SERVICE COMPANY
                              174 Brush Hill Avenue
                      West Springfield, Massachusetts 01089

                            CHARTER OAK ENERGY, INC.
                           COE DEVELOPMENT CORPORATION
                                107 Selden Street
                              Berlin, CT 06037-1616
                   (Name of company filing this statement and
                     address of principal executive offices)


                               NORTHEAST UTILITIES
                         (Name of top registered holding
                 company parent of each applicant or declarant)

                             Jeffrey C. Miller, Esq.
                            Assistant General Counsel
                       NORTHEAST UTILITIES SERVICE COMPANY
                                  P.O. Box 270
                        Hartford, Connecticut 06141-0270
                     (Name and address of agent for service)

                  The Commission is requested to mail copies of
                   all orders, notices and communications to:

Mark Malaspina, Esq.                    William S. Lamb, Esq.
Charter Oak Energy, Inc.                LeBoeuf, Lamb, Greene & MacRae L.L.P.
P.O. Box 270                            125 W. 55th Street
Berlin, CT 06141-0270                   New York, New York  10019-4513


     This Post-Effective Amendment No. 12 to the Application and Declaration on Form U-1 (File No. 70-8507) (the "Application") of Northeast Utilities ("NU"), Northeast Utilities Service Company, Charter Oak Energy, Inc. ("Charter Oak") and COE Development Corporation is filed for the purpose of amending and restating Item 1.B.4 of the Application as follows in order to complete the record and request that the Securities and Exchange Commission's (the "Commission") reservation of jurisdiction with respect to this requested authorization be removed:

4.   Authorization to Provide Services to Unaffiliated Entities

     On December 30, 1997, the Commission issued an order (HCAR No. 26810) (the "December Order") authorizing the Applicants to continue to invest in, and finance the acquisition of, Exempt Projects and Intermediate Companies that hold the securities of Exempt Projects, subject to certain limitations and for Charter Oak and its subsidiaries to pay dividends to their respective parent companies out of capital or unearned surplus. As discussed in the Order, NU system personnel currently provide certain services to Intermediate Companies and Exempt Projects, provided that no more than 1% of total NU system personnel and no more than 2% of Service Company Employees may provide such services at any one time. The authorized services that may be rendered include management, administrative, legal, tax, financing advice, accounting, engineering, consulting, language skills and software, provided that software may not involve proprietary software of NU service company. The Order also indicates that NU intends to sells its interest in Charter Oak and Charter Oak's subsidiaries to unaffiliated third parties. To ensure a smooth transition upon the sale of Charter Oak or any of its subsidiaries, NU system personnel may need to continue to provide services they are now providing or authorized to provide to Exempt Projects or Intermediate Companies after the NU system interests in those entities have been sold and they are no longer affiliated with the NU system. In the December Order, the Commission reserved jurisdiction over such request pending completion of the record.

     The Applicants hereby request that the Commission release jurisdiction over authorization for Service Company Employees to provide services to unaffiliated EWGs, FUCOs and holding companies over EWGs and FUCOs that were once part of the NU system through Charter Oak for a period of 3 years after such entities have been sold to an unaffiliated entity, provided that the total number of Service Company Employees engaged in rendering such services may not exceed, in the aggregate, 1% of the total NU holding company system's employees and no more than 2% of the total of Service Company Employees at any one time. The services to be provided will be limited to the same services currently authorized, as listed above. This request for authorization involves Service Company Employees providing the same services to the same entities they current have authorization to provide such services to. Service Company Employees will not provide any such services to entities that were not previously owned directly or indirectly by Charter Oak, nor will they provide services in addition to those listed above, without additional Commission authorization.

PROCEDURE

     A notice of the filing of the initial Application was issued by the Commission on November 18, 1997 (HCAR No. 26777) and no request for hearing was received. The Applicants hereby respectfully request that the Commission enter as soon as possible, but no later than February 13, 1998 an appropriate order releasing jurisdiction over the service request and granting and permitting this Application to become effective with respect to all such matters.


                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

                                    NORTHEAST UTILITIES
                                    NORTHEAST UTILITIES SERVICE COMPANY
                                    CHARTER OAK ENERGY, INC.
                                    COE DEVELOPMENT CORPORATION


                                    By:  /s/ William S. Lamb
                                         William S. Lamb
                                         LeBoeuf, Lamb, Greene & MacRae L.L.P.
                                         A Limited Liability Partnership
                                           Including Professional Corporations
                                         125 W. 55th Street
                                         New York, NY  10019-4513

                                             Attorney for Northeast Utilities,
                                             Northeast Utilities Service
                                             Company, Charter Oak Energy, Inc.
                                             and COE Development Corporation


Date:  February 5, 1998